EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Stock Option Subscription Plan 2017-1, Restricted Share Award Plan 2017-1, Restricted Share Award Plan 2017-2, Restricted Share Award Plan 2017-3, BSA (Warrants) Issuance Agreement 2017-1, BSA (Warrants) Issuance Agreement 2017-2, and BSA (Warrants) Issuance Agreement, dated June 30, 2017, of Sequans Communications S.A. of our reports dated March 31, 2017, with respect to the consolidated financial statements of Sequans Communications S.A. and the effectiveness of internal control over financial reporting of Sequans Communications S.A. included in its Annual Report (Form 20-F) for the year ended December 31, 2016 filed with the Securities and Exchange Commission.

Ernst & Young Audit

/s/ Ernst & Young Audit

Paris – La Défense, France

July 24, 2017